Exhibit 10.3
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
PERFORMANCE-BASED OPTION AWARD
     This Award Agreement sets forth the terms and conditions of the award (this “Award”) of performance-based Nonqualified Stock Options (“Performance Options”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “SIP”) in accordance with the Goldman Sachs Long-Term Performance Incentive Plan (the “Plan”).
     1. The Plan and the SIP. This Award is made pursuant to the Plan and the SIP, the terms of both of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement or the Plan that are not defined in this Award Agreement have the meanings as used or defined in the SIP. References in this Award Agreement to any specific Plan or SIP provision shall not be construed as limiting the applicability of any other Plan or SIP provision. In the event of a conflict between the terms of the Plan and the SIP, the terms of the SIP shall control.
     2. Award. The Award Statement delivered to you sets forth (i) the Date of Grant of each Performance Option, (ii) the number of Performance Options, (iii) the Exercise Price of each Performance Option, (iv) the Vesting Date for each Performance Option, [and] (v) the Initial Exercise Date for each Performance Option, [and (vi) the Transferability Date (as defined below) for the shares of Common Stock underlying your Performance Options]. Until shares of Common Stock (“Shares”) are delivered to you pursuant to Paragraph 7 after you exercise your Performance Options, you have no rights as a shareholder of GS Inc. [In addition, as set forth in your Award Statement, Shares delivered pursuant to the exercise of your Performance Options may be subject to transfer restrictions as described in Paragraph 6(e).] This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan, the SIP and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 13. By executing the related signature card (which, among other things, opens the custody account referred to in Paragraph 7 if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
     3. Expiration Date. The Expiration Date for your Performance Options is _____________ (in New York). Notwithstanding anything to the contrary in this Award Agreement, but subject to earlier termination as provided in this Award Agreement or otherwise in accordance with the Plan or the SIP, on the Expiration Date all of your then Outstanding Performance Options shall terminate.
     4. Performance and Vesting.
     (a) Performance Goals. Subject to Paragraphs 4(c), 4(e) and 10(g), the number of Performance Options that become exercisable on each Initial Exercise Date is dependent upon, and may vary based on, achievement of the performance goals (the “Performance Goals”) over the performance periods (“Performance Periods”), each as determined by the Committee (which, as defined in the Plan, means the committee appointed by the Board to administer the SIP unless otherwise determined by the Board) and set forth in your Award Statement. GS Inc. will notify you, following the end of the relevant Performance Period, whether or not each Performance Goal for that Performance Period has been satisfied. All your rights with respect to the Performance Options dependent upon satisfaction of a Performance Goal shall immediately terminate and such Performance Options (whether or not Vested) shall immediately cease to be Outstanding upon the Committee’s determination, in its sole discretion, that such Performance Goal has not been satisfied.
     (b) Vesting. Except as provided in this Paragraph 4 and in Paragraphs 2, 5, 10 and 11, on each Vesting Date you shall become Vested in the number or percentage of your Performance Options specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order for your Outstanding Vested Performance Options to become exercisable, all other terms and conditions of this Award Agreement (including, without limitation, satisfaction of the Performance Goals) shall continue to apply to such Vested Performance Options, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares subject to any such Vested Performance Options would be delivered).
     (c) Death. Notwithstanding any other provision of this Award Agreement, if you die prior to an applicable Vesting Date, [as soon as practicable after the date of death] [on the Initial Exercise Date] and after such documentation as may be requested by the Committee is provided to the Committee, any such Performance Options that were Outstanding but that had not yet become Vested immediately prior to your death shall become Vested, but all other conditions of this Award Agreement shall continue to apply (subject to Paragraph 6(b)).
     (d) [Extended Absence,] [Retirement and] Downsizing.
          (i) [Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 5(d), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the SIP) by reason of [Extended Absence] or [Retirement] (as defined below), the condition set forth in Paragraph 5(a) shall be waived with respect to any Performance Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Performance Options shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (including any applicable Performance Goals [and/or the Transfer Restrictions described in Paragraph 6(e)]).] [Notwithstanding anything to the contrary in the Plan or the SIP or otherwise, “Retirement” means termination of your Employment (other than for Cause) at a time when [(i) (A) the sum of your age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds       and (B) you have completed at least            years of service with the Firm (as determined by the Committee in its sole discretion),] [or, if earlier, (ii) (A) you have attained age            and (B) you have completed at least            years of service with the Firm (as determined by the Committee in its sole discretion)].] [Any termination of Employment by reason of [Extended Absence] or [Retirement] shall not affect any applicable Performance Goals which shall continue to apply as provided in Paragraph 4(a) [and/or any Transfer Restrictions which shall continue to apply until the Transferability Date as provided in Paragraph 6(e)]].
          (ii) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 5(a) shall be waived with respect to your Performance Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Performance Options shall become Vested) [and Paragraph 5(e) shall not apply to your Outstanding PSUs that are Vested on the Date of Grant], but all other conditions of this Award Agreement shall continue to apply (including any applicable Performance Goals [and/or Transfer Restrictions]). Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for “good reason,” will be solely by reason of a “downsizing.” Your termination of Employment by reason of “downsizing” shall not affect any applicable Performance Goals which shall continue to apply as provided in Paragraph 4(a) [and/or any Transfer Restrictions which shall continue to apply until the Transferability Date as provided in Paragraph 6(e)].
     (e) Change in Control. Notwithstanding any other provision of this Award Agreement, if there is a Change in Control and your Employment terminates as described in Paragraph 6(d), the condition set forth in Paragraph 5(a) shall be waived with respect to any Performance Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Performance Options shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (subject to Paragraph 6(d)).
     (f) Dividends. You shall be entitled to receive on a current basis any regular cash dividend paid by GS Inc. in respect of your Shares at Risk, or, if the Shares at Risk are held in escrow, subject to Paragraph 7(b), the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Shares at Risk.
     5. Termination of Performance Options Upon Certain Events.
     (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 4(c), 4(d), 4(e) and 10(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Performance Options that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment immediately shall terminate, such Performance Options shall cease to be Outstanding and no Shares will be delivered in respect thereof. Unless the Committee determines otherwise, and except as provided in Paragraphs 4(c), 4(e) and 10(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, with respect to your Performance Options that were Outstanding and that had become Vested, any Performance Goals will continue to apply as provided in Paragraph 4(a) [and/or any Transfer Restrictions which shall continue to apply until the Transferability Date as provided in Paragraph 6(e)].
     (b) Unless the Committee determines otherwise, and except as provided in Paragraphs 4(d) and 4(e), your rights in respect of all of your Outstanding Performance Options (whether or not Vested) shall immediately terminate, such Performance Options shall cease to be Outstanding, and no Shares shall be delivered in respect thereof, if at any time prior to the date you exercise such Performance Options:

          (i) you attempt to have any dispute under the Plan, the SIP or this Award Agreement resolved in any manner that is not provided for by Paragraph 13, Section 3.17 of the SIP or Section 6(h) of the Plan;
          (ii) any event that constitutes Cause has occurred;
          (iii) (A) you in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring, of any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
          (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan, the SIP and this Award Agreement. By exercising any Performance Option under this Award Agreement, or by accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan, the SIP and this Award Agreement;
          (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
          (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for exercise of your Performance Options or delivery of Shares in respect thereto are invalid; [or]
          (vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace or substitute for, or otherwise in respect of, any Outstanding Performance Options; [or]
          (viii) [GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or]

          (ix) [the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”]
For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.
For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 5(b)(v), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 5(b)(ii).
     (c) Unless the Committee determines otherwise, without limiting any other provision in Paragraph 5(b), and except as provided in Paragraph 6(d), if the Committee determines that [during                ], you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of your Performance Options (whether or not Vested) shall immediately terminate, such Performance Options shall immediately cease to be Outstanding and no Shares shall be delivered in respect thereof (and any Shares or other amounts paid or delivered to you upon exercise of any Performance Option shall be subject to repayment in accordance with Paragraph 8) [and any Shares at Risk shall be cancelled].
     (d) [Without limiting the application of Paragraphs 5(b) and 5(c), your rights in respect of your Outstanding Performance Options that become Vested in accordance with Paragraph 4(d)(i) immediately shall terminate, such Outstanding Performance Options shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such Performance Options, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, [this Paragraph 5(d) will not] [neither this Paragraph 5(d) nor Paragraph 5(e) will] apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for “good reason,” will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”]

     (e) [Without limiting the application of Paragraphs 5(b), 5(c), 6(f) and 6(g), and subject to Paragraphs 4(d)(ii) and 5(d), your rights in respect of the Performance Options that are Vested on the Date of Grant shall terminate, such Outstanding Performance Options shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if[, prior to the earlier of _________, 20__ or the date on which your Performance Options become deliverable following a Change in Control in accordance with Paragraph 6(d) hereof,] you engage in an activity described in Paragraph 5(d)(i) or (ii).]
     6. Exercisability of Performance Options.
     (a) In General. Only Performance Options that are Outstanding and Vested can be exercised. Outstanding Vested Performance Options must be exercised subject to Paragraph 6(e) and in accordance with procedures established by the Committee from time to time but, subject to Paragraphs 6(b), 6(d) and 10(g), not earlier than the applicable Initial Exercise Date. Except as otherwise provided in this Award Agreement, reasonably promptly (but in no case more than 30 Business Days) after each date specified as the Initial Exercise Date on your Award Statement, the number or percentage of your Performance Options specified next to such Initial Exercise Date on the Award Statement that are Outstanding and Vested (which may be rounded to avoid fractional Shares) will become exercisable, subject to the satisfaction of the terms and conditions of this Award. If the applicable Initial Exercise Date is not during a Window Period, such Performance Options will become exercisable on a date specified by the Committee that is not more than 30 Business Days after the first Trading Day of the first Window Period that begins thereafter. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. The Committee may from time to time prescribe periods during which the Vested Performance Options shall not be exercisable. In addition, the exercise procedures established by the Committee may require you to take specific steps in order to exercise your Performance Options within a minimum time prior to the effective date of exercise.
     (b) Death. Notwithstanding any other provision of this Award Agreement, if you die and, at the time of your death, you have any Outstanding Performance Options [and/or any Shares at Risk (as defined in Paragraph 6(e))]:
          (i) [the Transfer Restrictions described in Paragraph 6(e) shall cease to apply to any Shares at Risk and shall not apply to any Shares acquired in connection with any subsequent exercise of your Performance Options, and]
          (ii) subject to Paragraph 9, such Outstanding Performance Options (A) shall be exercisable by the representative of your estate or, to the extent you specifically bequeath any of your Outstanding Performance Options under your will in accordance with such procedures, if any, as may be adopted by the Committee to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee) (a “Charitable Beneficiary”), by the Charitable Beneficiary, in either case in accordance with Paragraph 6(a) beginning on the date that is as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee; provided that, [in the case of Performance Options with respect to which the Performance Period has not ended, the number of such Performance Options that become exercisable shall be                 and, in the case of Performance Options with respect to which the Performance Period has ended, the number of such Performance Options that become exercisable shall be the number that would have otherwise become exercisable on the relevant Initial Exercise Date pursuant to Paragraph 4(a)], and (B) unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.
     (c) Other Terminations of Employment. Subject to Paragraphs 5(b), 5(c) and 5(d), upon the termination of your Employment for any reason (other than death or Cause), but subject to Paragraphs 6(d) and 10(g), your then Outstanding Vested Performance Options shall be exercisable in accordance with Paragraphs 4(a) and 6(a) beginning on the applicable Initial Exercise Date and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.
     (d) Change in Control. Notwithstanding anything to the contrary in this Award Agreement, if a Change in Control shall occur, and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, (i) as provided in Paragraph 4(e), all of your Performance Options that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment shall become Vested, [and] (ii) all of your Outstanding Vested Performance Options shall become exercisable and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date, provided that, [in the case of Performance Options with respect to which the Performance Period has not ended, the number of such Performance Options that become exercisable shall be                 and, in the case of Performance Options with respect to which the Performance Period has ended,] the number of such Performance Options that become exercisable shall be the number that would have otherwise become exercisable on the relevant Initial Exercise Date pursuant to Paragraph 4(a)], [and (iii) the Transfer Restrictions described in Paragraph 6(e) will cease to apply].
     (e) [Transfer Restrictions on Shares after Exercise. Subject to Paragraphs 6(b), 6(d), 9 and 10(g), notwithstanding any other provision of this Award Agreement, (i) (A) no sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition (including through the use of any cash-settled instrument) of any Shares acquired in connection with the exercise of your Performance Options, whether voluntarily or involuntarily by you; and (B) no exercise of any Performance Options involving the sale of Shares acquired in respect of such exercise (the restrictions in clauses (i)(A) and (i)(B) of this Paragraph 6(e) being referred to collectively as the “Transfer Restrictions”) may be effected before the transferability date specified on your Award Statement (the “Transferability Date”), and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge, other disposition or exercise in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent Shares acquired in connection with the exercise of your Performance Options are certificated, the Certificates representing such Shares are subject to the restrictions described in this Paragraph 6(e) and GS Inc. shall advise its transfer agent to place a stop order against the transfer of such Shares in violation of such Transfer Restrictions. Any Shares acquired in connection with any exercise of your Performance Options prior to the Transferability Date (such Shares, “Shares at Risk”) shall be held in the Custody Account or other account designated by the Firm. Within 30 Business Days after the Transferability Date (or any other date for which removal of the Transfer Restrictions is called for), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.]
     (f) [Forfeiture of Shares at Risk. Unless the Committee determines otherwise, and except as provided in Paragraph 6(d), your rights in respect of any Shares at Risk immediately shall terminate and such Shares at Risk shall be cancelled if:

          (i) any event constituting Cause has occurred;
          (ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
          (iii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan, the SIP and this Award Agreement; or
          (iv) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace or substitute for, or otherwise in respect, of any Shares at Risk.
For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm, shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 6(f)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 6(f)(i).]
     (g) [Unless the Committee determines otherwise, without limiting any other provision in Paragraph 6(f), and except as provided in Paragraph 6(d), if the Committee determines that [during                ], you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of any Shares at Risk shall immediately terminate and such Shares at Risk shall immediately be cancelled and any dividends on Shares at Risk or other amounts paid or delivered to you in respect of this Award shall be subject to repayment in accordance with Paragraph 8.]
     7. Delivery.
     (a) Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, including, without limitation, Paragraphs 10 and 11, after receipt of payment of the Exercise Price in respect of an exercisable Performance Option, a Share shall be delivered by book-entry credit to your Custody Account or to a brokerage account, as approved or required by the Firm[, and until the Transferability Date, shall be subject to the Transfer Restrictions]. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to the provisions of Section 3.21.1 of the SIP and Section 6(d) of the Plan, as a result of which delivery of your Shares may be delayed. In accordance with Section 1.3.2(i) of the SIP, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable upon the exercise of all or any portion of your Performance

Options, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.
     (b) In the discretion of the Committee, delivery of Shares (including Shares at Risk) may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your Performance Options, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your (or your estate or beneficiary) executing any documents related to, and your (or your estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its discretion.
     8. Repayment. The provisions of Section 2.3.5 of the SIP (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such exercise were not satisfied) shall apply to this Award. [In addition, if any payment or delivery is made under this Award Agreement based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance criteria, you shall be obligated to repay to GS Inc., immediately upon demand therefor, any excess amount paid and/or any excess Shares delivered (or the Fair Market Value thereof), as determined by the Committee in its sole discretion.]
     9. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, and without limiting any permitted transfer in accordance with Paragraph 10(g), the limitations on transferability set forth in Section 3.5 of the SIP and Section 6(b) of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 9, Section 3.5 of the SIP or Section 6(b) of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Performance Options may transfer some or all of their Performance Options [or Shares at Risk (which shall continue to be subject to the Transfer Restrictions until the Transferability Date)] through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).
     10. Certain Additional Terms, Conditions and Agreements.
     (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 6(k) of the Plan and Section 3.2 of the SIP. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time on or after the Date of Grant), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the SIP or the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
     (b) If you are or become a Managing Director, your rights in respect of your Performance Options are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
     (c) Your rights in respect of your Performance Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 6(c) of the Plan and Section 3.3 of the SIP) that the Committee may determine to be necessary or advisable.
     (d) You understand and agree, in accordance with Section 3.3 of the SIP, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the SIP, which are incorporated herein by reference.
     (e) You understand and agree, in accordance with Section 3.22 of the SIP, that by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares, hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Performance Options in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Award, including without limitation, such brokerage costs or other fees or expenses in connection with the exercise of your Performance Options or the sale of Shares delivered to you hereunder.
     (f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement upon exercise of your Performance Options any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
     (g) Without limiting the application of Paragraphs 5(b), 5(c), 5(d), [6(f) and [6(g)], if:
          (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S.

government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment your continued holding of your Performance Options [and/or Shares at Risk] would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
          (ii) following your termination of Employment other than described in Paragraph 10(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Performance Options [and/or Shares at Risk];
then, in the case of Paragraph 10(g)(i) only, the condition set forth in Paragraph 5(a) shall be waived with respect to any Outstanding Performance Options you then hold that had not yet become Vested (as a result of which such Performance Options shall become Vested) [and, in the cases of Paragraphs 10(g)(i) and 10(g)(ii), any Transfer Restrictions shall cease to apply] and, at the sole discretion of the Firm, (a) such Outstanding Performance Options shall be cancelled and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment (the “Release Date”) you shall receive a payment equal to the excess (if any) of (x) the Fair Market Value of a Share on the Business Day immediately prior to the Release Date multiplied by the number of your Performance Options that were Outstanding immediately prior to such cancellation over (y) the Exercise Price multiplied by the number of such Outstanding Performance Options; (b) the Initial Exercise Date shall become the Release Date; or (c) if and to the extent provided in any procedures adopted by the Committee, you may be permitted to transfer your Outstanding Performance Options for value to a party or parties acceptable to the Firm (which may include the Firm); provided that [the number of Outstanding Performance Options for purposes of clause (a) or that become exercisable under clause (b) shall be equal to: [(A) in the case of Performance Options with respect to which the Performance Period has not ended prior to such cancellation,                 and (B) in the case of Performance Options with respect to which the Performance Period has ended prior to such cancellation,] the number that would have otherwise have become exercisable on the relevant Initial Exercise Date pursuant to Paragraph 4(a)]. Notwithstanding anything else herein, the actions described in this Paragraph 10(g) shall be permitted only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs the taxation of certain deferred compensation).
     (h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the SIP or Section 2(e) of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
     (i) You understand and agree that, in the event of your termination of Employment while you continue to hold Outstanding Performance Options [and/or Shares at Risk,] you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan, the SIP and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials shall result in the forfeiture of all of your Outstanding

Performance Shares [and Shares at Risk, as applicable,] in accordance with Paragraphs 5(b)(iv) [and 6(f)(iii)].
     11. Right of Offset. The obligation to deliver Shares under this Award Agreement upon exercise of your Performance Options [or to remove the Transfer Restrictions] is subject to Section 3.4 of the SIP and Section 6(l) of the Plan, which provide for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate [pursuant to any tax equalization policy or agreement].
     12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan and the SIP in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the SIP and Sections 2(b)(vi), 2(b)(viii) and 6(a) of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement, the SIP and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the SIP and Section 2(b)(viii)(1) of the Plan. Any amendment of this Award Agreement shall be in writing.
     13. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE SIP AND SECTION 6(h) OF THE PLAN ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN, THE SIP OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE SIP AND SECTION 6(h) OF THE PLAN.
     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Section 409A of the Code. This Award is intended to be exempt from the provisions of Section 409A of the Code (“Section 409A”). Notwithstanding anything else herein or in the SIP or the Plan, no action described herein, including without limitation Paragraphs 7, 10(g) and 11, or in the SIP or the Plan shall be permitted if the Firm determines such action would result in the imposition of additional tax under Section 409A.
     16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.
THE GOLDMAN SACHS GROUP, INC.
By:
Name:
Title: